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                                                                Exhibit 12.1



                          NORDSTROM CREDIT, INC.
               Computation of Ratio of Earnings Available for
                        Fixed Charges to Fixed Charges
                           (Dollars in thousands)

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

Year ended January 31,               2000     1999     1998     1997     1996
----------------------            -------  -------  -------  -------  -------

Earnings before
income taxes                      $34,676  $47,572  $42,959  $47,024  $35,086

Fixed charges
  (interest cost)                  27,209   31,586   36,475   41,089   42,245
                                  -------  -------  -------  -------  -------

Earnings available for
  fixed charges                   $61,885  $79,158  $79,434  $88,113  $77,331
                                  =======  =======  =======  =======  =======

Ratio of earnings available
  for fixed charges to fixed
  charges                            2.27     2.51     2.18     2.14     1.83
                                  =======  =======  =======  =======  =======


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